SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2007

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

1-31599 (Commission File Number)	98-032908 (I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (Address of principal executive offices, including zip code)

(441) 278-0440
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On September 27, 2007, Endurance Specialty Holdings Ltd., a Bermuda company (the “Company”), entered into employment agreements with certain of its executives officers, including the Company’s Named Executive Officers (other than Kenneth J. LeStrange). A copy of the form of employment agreement (the “Employment Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Employment Agreement is for a one year term, followed by automatic one-year renewals unless notice of termination of his employment is provided by the Company or the executive at least 90 days prior to the end of the term. The Employment Agreement specifies for each executive an annual base salary, subject to increase in the discretion of the Board of Directors of the Company. The Employment Agreement also provides each executive with the opportunity to earn annual cash incentive compensation and long-term incentive compensation, each payable at the discretion of the Board of Directors of the Company. For expatriate executives, the Employment Agreement provides for reimbursement for housing and travel expenses, as well as a gross-up on U.S. taxes arising from the housing and travel expense reimbursements.

Under the Employment Agreement, the Company may terminate an executive’s employment with the Company as a result of disability, for cause or without cause. An executive may terminate his or her employment with the Company at any time, with or without good reason. An executive’s employment with the Company will automatically terminate upon the executive’s death.

In the event of termination of an executive’s employment with the Company, the executive will be entitled to severance which, depending upon the circumstances of the executive’s termination, may include accrued base salary through the date of termination, earned and unpaid annual incentive compensation, one year of additional base salary, additional annual incentive compensation, a continuation of medical and life insurance benefits for up to one year, accrued and unpaid vacation days, reimbursement of business, tax preparation and housing expenses and other employee benefits to which employees of the Company are generally entitled.

Under the Employment Agreement, each executive is subject to non-competition and non-solicitation provisions for a period of six months after termination of employment and ongoing confidentiality, intellectual property and non-disparagement requirements.

Concurrent with the execution of the Employment Agreement, the Company entered into indemnification agreements with those executive officers entering into the Employment Agreement. A copy of the form of indemnification agreement (the “Indemnification Agreement”) is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The Indemnification Agreement provides that the Company will indemnify the executive to the full extent permitted by Bermuda law. In addition, the Indemnification Agreement provides for the reimbursement by the Company of an executive’s expenses related to the defense of claims arising from the executive’s services as a director, officer, employee, agent or fiduciary of the Company. In the event indemnification is unavailable to an executive, the Indemnification Agreement specifies contribution. Under the Indemnification Agreement, an executive’s right to indemnification is terminated in the event the claim arises from the executive’s intentional act of fraud, embezzlement or theft, gross negligence, willful misconduct or a violation of the duty of loyalty to the Company. In addition, an executive’s right of indemnification is limited where payment is to be made from another source, where indemnification is prohibited by law or where the claim arises as a result of liability under Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.

The Indemnification Agreement also specifies the minimum levels of directors’ and officers’ liability insurance to be purchased by the Company, the procedure for the determination of an executive’s entitlement to indemnification by the Company and the procedures to be followed in connection with the defense of third party claims subject to indemnification.

The foregoing summaries of the Employment Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and Indemnification Agreement attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The description of the Employment Agreement and Indemnification Agreement set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Form of Employment Agreement.
10.2	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 1, 2007

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Employment Agreement.
10.2	Form of Indemnification Agreement